EXHIBIT 10.1

Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is not material and the registrant customarily and actually treats it as private or confidential. In addition, certain personal information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

MASTER LICENSE AND PRODUCT SUPPLY AGREEMENT

This master license and product supply agreement (“Agreement”) is by and between Belgian Volition SRL, a company organized and existing under the laws of Belgium, with offices at 22 Rue Phocas Lejeune, Parc Scientifique Crealys 5032 Isnes, Belgium (“Volition”), and Heska Corporation, with offices at 3760 Rocky Mountain Ave., Loveland, Colorado 80538 (“Heska”), and is effective as of March 28, 2022 (“Effective Date”). Heska and Volition are referred to herein individually as a “Party” and collectively as the “Parties”.

Volition develops, manufactures and markets kits and services, including under the Nu.Q® platform, for among other uses, the screening in canines for certain cancers, including with Volition Veterinary Diagnostics Development LLC. The Nu.Q® platform is protected by a variety of intellectual property and proprietary technology that involves the capture and/or detection of nucleosomes.

Heska is a global leader in the provision of diagnostic solutions and related services to animal health practitioners and offices.

The Parties are establishing this Agreement regarding technologies for cancer testing, screening, monitoring and other cancer-related activities and services in the field of Companion Animals, and to have a first option for other cancer and non-cancer indications therefor, all as described in the terms and conditions of this Agreement.

The Parties hereby agree as follows:

1. Definitions. The terms in this Section 1 have the meanings ascribed to them below. Additionally, Schedule E attached and incorporated herein by reference, which addresses order and purchase terms, and other provisions herein contain additional defined terms.

“Affiliate” means any entity that directly or indirectly: (a) controls; (b) is controlled by; or (c) is under common control with a Party; where “control”, “controlled” and “controlling” mean: (i) the power to direct the management and policies of such entity; or (ii) the power to appoint or remove a majority of the board of directors or managers of such entity; provided, however that an entity will be deemed to be an Affiliate of a Party if such Party holds the power to vote more than 50% of the voting securities of such entity directly or indirectly, or, or has the right to receive 50% or more of the profits or earnings of such entity. An Affiliate is entitled to the benefits of an Affiliate under this Agreement for only the period of time the entity qualifies as an Affiliate under this definition, and all obligations under this Agreement that accrued to the entity while an Affiliate shall survive until fulfilled even though the entity no longer qualifies as an Affiliate.

“Applicable Law” means each applicable law, statute, regulation, rule and code then in force in the country(ies) in which a Party performs or permits any of the activities contemplated by this Agreement.

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“Approval” means each clearance, approval, registration, license or certification required from any Regulatory Authority or agency to place a product or service on the market for use in Diagnosis.

“Biomarker” means each biomarker specified in Schedule A attached and incorporated herein by reference, and any additional New Biomarkers.

“Cartridge” means each cartridge of Heska that includes the Components. The term “Cartridge” shall be broadly interpreted under this Agreement to allow for any delivery format of the Components that is utilized in the Field, including LFT where applicable.

“CDA” means the confidentiality agreement between the Parties of December 21, 2020, and the obligations of confidentiality under the term sheet between the Parties signed March 4, 2022.

“Central Laboratory” means any laboratory that: (a) receives veterinary samples and runs tests, or provides screening, monitoring or other testing services or other similar services for multiple third-parties; and (b) is not at the same immediate physical location as the place where animals received veterinary care or service. For clarity, the Central Laboratory could be placed within the same hospital or medical complex.

“Collateral Material” means each promotional, technical, educational, marketing, merchandising material and/or other similar material, whether printed or in electronic or other format, used to promote and/or sell Licensed Services.

“Commercially Sustainable” means, with respect to a Party, such Party’s economics hereunder are Viable Economics, as determined by such Party in its good faith.

“Companion Animals” mean animals that are generally pets (for example dogs, cats, rabbits, horses and exotic animals). The term “Companion Animals” does not include production animals.

“Components” means the three key components supplied by Volition specified in Schedule A, and improvements to the H3.1 Biomarker made by Volition during the Term, and other key components for New Biomarkers or New Tests as may be added to this Agreement pursuant to Section 3.2.

“Confidential Information” means any information or material disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) in writing, orally or by observation, whether under the CDA or this Agreement, including all notes, analyses, customer information, customer lists, supplier information, manufacturing, regulatory, clearances, complaints, technical information, forecasts, sales and other financial results, performance data, records, budgets, and business, marketing, development, sales, and other commercial strategies, and summaries and other materials prepared for or by the Receiving Party to the extent therein that contain, are based on, or otherwise reflect, to any degree, any of the foregoing and which is not information or material that is: (a) in the public domain other than through acts or omissions of Receiving Party, or anyone that accessed the Confidential Information from Receiving Party; (b) lawfully disclosed to Receiving Party without restriction by a third party which is not bound directly or indirectly by any duties of confidence; (c) independently developed by personnel of Receiving Party without use or knowledge of any Confidential Information by such personnel, as evidenced by contemporaneously written records; or (d) was rightfully in the possession of Receiving Party prior to its disclosure by or on behalf of the Disclosing Party, as evidenced by the Receiving Party’s competent evidence. The terms and conditions of this Agreement are deemed Confidential Information of both Volition and Heska.

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“Diagnosis” means the medical management of an animal by making a decision in relation to the diagnosis or detection of the presence, absence, severity and/or progression of a disease. The term “Diagnostics” shall have a corresponding meaning.

“Diagnostic New Test” means technology that provides for Diagnosis of cancers in Companion Animals for POC, and excludes a New Test to the extent, and only to the extent, such New Test has other uses or provides for services other than Diagnosis (such as the testing, screening and monitoring of cancer). The option granted to Heska with respect to Diagnostic New Tests and the Parties’ right to negotiate the terms thereof will be governed by the provisions of Section 3.3, and not Section 3.2.

“Direct Gross Margin” means a fraction (expressed as a percentage), (a) the numerator of which is the direct costs used to manufacture one unit of Components, including direct labor (and for avoidance of doubt, excluding any indirect costs, such as indirect research and development, research and development for human, indirect labor, marketing, accounting, insurance, overhead and other non-direct expenses), and (b) the denominator of which is the Price of one unit of Components to Heska.

“Extension” means an additional period of time during which Heska will provide Volition an annual written report by each January 30 evidencing Heska’s Reasonable Best Efforts undertaken in such annual reporting period to achieve the first commercial sale to which the additional period of time applies.

“Field” means an immunoassay technology that screens, monitors, or otherwise tests for cancers for Companion Animals. For purposes of this Agreement, “Field” excludes Diagnostics.

“Force Majeure Event” means an event, circumstance or cause beyond a Party’s reasonable control, including elements of nature or acts of God, war, mobilization, civil commotion, disorder or riots, terrorism, embargoes, supplier failure, domestic or foreign governmental regulations, laws, orders, fires, floods, strikes, rebellions, lockouts or other labor difficulties, shortages of or inability to obtain materials, shipping space and pandemics, including any associated recommended health measures, whether related to COVID-19 or another pandemic.

“Heska Instrument” means a Platform, as such instrument may be upgraded by Heska from time to time, and/or each New Platform that may be added to this Agreement pursuant to Section 3.2(b).

“IFU” means the instructions for use of the Kits specified in Schedule G attached and incorporated herein by reference, as may be updated by Volition from time to time, and which shall be supplied by Heska to Permitted Laboratory with each Kit (by weblink or in the box). The definition of “IFU” shall only include Volition’s updates to the instructions set forth on Schedule G to the extent Heska actually receives such updates from Volition.

“including” (and words of similar import, such as “include” and “includes”) shall be deemed to be followed by the words “without limitation.”

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“KC Gross Margin” means a fraction (expressed as a percentage), (a) the numerator of which is the estimated projected Price of one unit of Components purchased from Volition, and (b) the denominator of which is the estimated projected selling price of a Cartridge to Heska’s customers.

“Kit” means each kit specified in Schedule A, and any other additional kits purchased by Heska from Volition under the terms of or as contemplated in this Agreement.

“LFT” means Volition’s lateral flow test with Components for POC in the Field.

“Licensed Rights” means the Patent Rights, Technical Information and Trademarks.

“Licensed Services” means in relation to a: (a) Cartridge, its internal use to perform a Test by a Veterinarian who has entered into a contract with Heska or its Subcontractors to provide Cartridges with Heska Instrumentation in the Field at the POC or a Central Laboratory, and to provide the results thereof to the Permitted Customer; or (b) Kit, its internal use by Heska or the applicable Subcontractor to perform the applicable Test according to the IFU, in the Field, for Permitted Customers and to provide the results thereof to such Permitted Customers.

“Marketing Plan” means the marketing plan of Heska and Volition, as mutually determined and agreed upon by the Parties, to promote the provision of the Licensed Services, in accordance with Section 3.9.

“New Biomarker” means each biomarker that is not the H3.1 Biomarker or its improvement, whether to be used alone or in combination with the H3.1 Biomarker, in immunoassays in the Field for POC.

“New Platforms” mean each new instrument or mechanism for performing tests in the Field for POC, in each case other than (a) Heska’s initial Platform as of the Effective Date, as such instrument or mechanism may be modified or upgraded by Heska from time to time or (b) LFT.

“New Tests” means each technology that screens, monitors or otherwise tests for cancers in Companion Animals for POC, in each case other than the Components, LFT, Platform Improvements, imaging technology, and Diagnostic New Tests. The option granted to Heska with respect to New Tests and the Parties’ right to negotiate the terms thereof will be governed by the provisions of Section 3.2 for New Tests in the Field, and not Section 3.3, and Non-Cancer Indications will be governed by Section 3.3.

“Non-Cancer Indications” means each technology that screens, monitors or otherwise tests for non-cancer indications (excluding Diagnostics) in Companion Animals for POC.

“Patent Rights” means each patent and/or patent application owned by Volition and its Affiliates, or for which Volition or its Affiliates holds rights, the use of which is necessary in order for Heska to provide the Licensed Services in accordance with the terms and conditions of this Agreement.

“Permitted Customer” means in relation to a: (a) Cartridge, the patient (or such patient’s designee) obtaining the report of the use thereof from the Veterinarian; or (b) Kit, Veterinarians and such Veterinarians’ patient (or such patient’s designee) obtaining the report from the use thereof.

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“Permitted Laboratory” means each Central Laboratory owned and controlled by Heska, including those specified in Schedule B attached and incorporated herein by reference, and any additional Central Laboratory that becomes an Affiliate of Heska or an Affiliate of Heska from time to time upon written notice from Heska.

“person” means an individual, corporation, partnership, joint venture, limited liability company, Regulatory Authority, unincorporated organization, trust, association or other entity.

“Platform” means any instrument or mechanism for performing tests in the Field for POC, as such instrument or mechanism may be modified or upgraded by Heska from time to time.

“POC” means any physical location where a test is performed at the same location as where animals are cared for or treated and/or samples are taken from animals (or at a proximate different location owned by the owner of such physical location or an Affiliate thereof), including veterinary offices, surgical centers or hospitals, pet stores, vehicles that care for or treat animals, and retail settings where animal care or treatment is offered. Notwithstanding the above, POC excludes Central Laboratories.

“Ready To Commercialize” means, with respect to a given country for POC: (a) that a New Biomarker, New Test, Non-Cancer Indication or Diagnostic New Test, as applicable, (i) is the subject of a peer reviewed paper evidencing clinical utility being published in a Recognized Journal; or (ii) is ready to offer to third parties in such given country utilizing a developed commercial dossier validated by the Steering Committee; or (b) that a New Platform is fully validated for performance of the applicable Licensed Services; provided, however, that in each case, all permits, licenses and other approvals must have been obtained from applicable Regulatory Authorities in such given country for Volition to produce (or caused to be produced) and commercialize such New Biomarker, New Test, Non-Cancer Indication or Diagnostic New Test, or for Heska to implement the New Platform.

“Reasonable Best Efforts” means any of the practices, methods and act which in the exercise of reasonable judgment in light of the facts known, or which in the exercise of due diligence, should have been known, at the time the decision was made, would have been expected by third parties in the veterinary diagnostic industry to accomplish the desired result consistent with reliability, safety, expedition, economics, law and regulation.

“Recognized Journal” means the following periodicals: (a) [***]; (b) any other veterinary-related journal of similar, reputable stature in the U.S. or internationally; and (c) any other periodical agreed to by the Parties in writing.

“Regulatory Authority” means the U.S. Department of Agriculture or other similar regulatory body, agency or entity and their respective successors anywhere in the world, that grants approvals, licenses, registrations, authorizations on behalf of any national, multi-national, regional, state, or local agency, department, administration, bureau, fund, commission, council or other governmental entity relevant to the manufacture, marketing and/or sale of products or services, or the fulfillment of the Parties’ respective obligations hereunder.

“Related Distributor/User” means each Affiliate of Heska who is a subsidiary to whom Heska distributes Cartridges and Kits, or such subsidiary uses Kits, and for whom Heska agrees on behalf of each such subsidiary that: (a) the subsidiary shall comply with the terms of this Agreement applicable to such subsidiary’s distribution or use, including Sections 3.8-3.12 and 5.1, the intent of which is to protect the intellectual property rights, brand and reputation of Volition; and (b) the rights granted to the subsidiary by Heska are personal and are not further assignable, transferable or delegable and terminate as provided in this Agreement.

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“Research Use Only” means research use only sales by Volition or an Affiliate to a transferee who: (a) does not charge, or otherwise provide to a third party, for use, unless for purposes of supporting Volition product enhancements and/or growth opportunities whether to new indications or otherwise; and/or (b) is the end user of the Components.

“Sample Kits” means as of the Effective Date enzyme linked immunosorbent assay kits produced by Volition designed to validate the Tests, or any other product that replaces such kits from time to time and which is intended by Volition to validate the Tests; and Heska shall only use such kits and products solely to validate the Platform, Components or Tests.

“Samples” means blood taken from common Companion Animals.

“Subcontractor” means with respect to Heska, each Permitted Laboratory, Related Distributor/User or a Third Party Distributor/User.

“Target Economics” means [***].

“Technical Information” means unpatented information and materials, including Confidential Information, relating to the Components and Kit (including the IFU) which is necessary or advisable in order for Heska and its Subcontractors and Veterinarians to provide the Licensed Services in accordance herewith.

“Test” means each assay performed by: (a) an applicable Permitted Laboratory or a Subcontractor on a sample using a Kit with the Heska Instrumentation; or (b) a Veterinarian on a sample using a Cartridge. “Test” shall also include any New Test added to this Agreement pursuant to the terms of Section 3.2.

“Third Party Distributor/User” means each third party, excluding Related Distributors/Users, who has an enforceable agreement with Heska for the distribution of Cartridges to Veterinarians and Kits to Central Laboratories or to use Kits in their respective Central Laboratories. Such enforceable agreement shall: (a) include the terms and conditions of this Agreement applicable to such distribution or use, including those set forth in Sections 3.8-3.12 and 5.1, the intent of which is to protect the intellectual property rights, brand and reputation of Volition; and (b) provide that the rights granted to such third party by Heska are personal and are not further assignable, transferable or delegable and terminates consistent with the terms of this Agreement.

“Trademarks” means those trademarks as listed in Schedule C attached and incorporated herein by reference, as may be amended by mutual agreement of the Parties from time to time.

“Veterinarian” means each veterinary professional (and their employees while so employed thereby) who has entered into a contract with Heska or its Subcontractors for Cartridges with Heska Instrumentation in the Field, who care for pets (for example, dogs, cats, horses and exotic animals) practicing in a companion or small animal clinic or care setting and shall be construed broadly to include practitioners that practice in Companion Animal hospitals, mixed hospitals (meaning some percentage of their customers have horses or other animals that are not pets (including production animals) in addition to companion or small animals; provided that nothing shall imply rights are granted to promote use for production animals.

“Viable Economics” means [***].

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“Volition’s Branding Guidelines” means Volition’s guidelines for use of the Trademarks set out in Schedule H attached and incorporated herein by reference, as may be amended by Volition.

2. Structure.

2.1 Obligations of Volition. According to the terms and conditions of this Agreement, Volition shall use Reasonable Best Efforts to: (a) supply or cause to be supplied to Heska, Components on an exclusive basis for POC (excluding Research Use Only sales) and non-exclusive for Kits to Central Laboratories, in each case in the Field; (b) promptly inform Heska of any improvements in the H3.1 Biomarker, [***]; (c) promptly inform Heska (through the Steering Committee or otherwise) of any New Biomarkers, New Tests, Non-Cancer Indications and Diagnostic New Tests; and (d) if, at any time, there is a Central Laboratory new kit for a New Biomarker for which Volition has licensed for POC in the Field that Volition intends to launch to third parties, then it will promptly notify Heska in writing thereof and Heska may elect (by providing written notice to Volition) for such new kit to be included in the definition of “Kit” under this Agreement (to be deemed included upon Heska delivering such written consent to Volition), [***]; and (e) not directly or indirectly sell on a retail basis (whether directly to the pet owner, or around veterinarians, or otherwise) any Components in the Field (or any future products (within the subject of exclusivity rights) added as contemplated herein) during the Term.

2.2 Obligations of Heska. According to the terms and conditions of this Agreement Heska shall: (a) use Reasonable Best Efforts to make, or have made for it, Cartridges for performing Tests at a POC with Heska Instruments; (b) promptly inform Volition through the Steering Committee of any New Platforms; and (c) Heska will buy from Volition or its Affiliates: (i) its and its Subcontractors’; and (ii) any Veterinarians’ orders made by such Veterinarians to Heska or Subcontractors for the Components and Kits (as those terms are defined without the limitation to Volition and Heska).

2.3 Structure. Section 3 of this Agreement provides for Heska to have exclusive option to access to cancer indications in the Field (through New Biomarkers, and New Tests) and Diagnostic New Tests and Non-Cancer Indications for POC for Companion Animals. If Heska recommends that it make retail sales for POC in the Field then the Parties will negotiate in good faith a separate agreement (with exclusivity for Heska) to the extent Volition is not prohibited by law from doing so.

2.4 Steering Committee. Upon the execution of this Agreement, the Parties shall promptly establish a technical and business development committee (“Steering Committee”).

(a) Composition. Unless otherwise agreed to by the Parties in writing, the Steering Committee shall consist of two members to represent each Party. Upon obtaining the other Party’s written consent, a Party may appoint more than two members provided that the other Party makes the same number of additional appointments. Either Party may at any time, by giving five days prior written notice to the other, replace any of its members on the Steering Committee, provided that any such replacement shall hold a sufficiently senior management position to enable him or her to carry out the responsibilities of the Steering Committee on behalf of the respective Party.

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(b) Responsibilities. The Steering Committee will act as an advisory non-binding body, but will have the ability to make the determinations under the definition of “Ready to Commercialize”, clause (vi) below in this Section 2.4, and Section 3.12. In particular, the Steering Committee’s responsibilities shall include: (i) monitoring, supervising and reviewing the progress of the sales and support of the initial products and instruments of this Agreement, including the changing economics; (ii) discussing each potential Subcontractor to whom Heska desires to grant rights pursuant to Section 3.8; (iii) promptly disclosing and updating the Parties on the development of New Biomarkers, New Tests, New Platforms, Non-Cancer Indications and Diagnostic New Tests; (iv) identifying and discussing issues and problems related to the supply, promotion, distribution, sale and/or performance of Licensed Services; (v) discussing promising indications that Volition is developing; (vi) recommending that the LFT is ready for commercialization; (vii) discussing marketing efforts with respect to the Licensed Services; and (viii) performing such other responsibilities as may be mutually agreed in writing by the Parties. Each Steering Committee member shall have one vote in any matter requiring the Steering Committee’s action or approval. All Steering Committee decisions shall be made by a vote of the majority of the Steering Committee members and no Steering Committee vote may be taken unless all of the Steering Committee members are present.

(c) Meetings. The Steering Committee shall meet no less than once each quarter, or so frequently as the Parties may agree otherwise, in person or by video or telephone conference. These meetings (if in person) shall, unless otherwise agreed, occur by rotation at either Party’s location. To address any issues requiring decisions by the Steering Committee, any member of the Steering Committee may request an interim meeting of the Steering Committee upon at least ten days’ prior written notice to each other member of the Steering Committee (which interim meeting shall be by video or telephone conference, unless otherwise agreed by the Parties in writing), and such written notice shall include the date, time, and the agenda of such meeting, which shall be reasonably scheduled during normal business hours to the extent reasonably possible given the locations of the Parties. Any Steering Committee member may designate a substitute of equivalent experience and seniority to attend and perform the functions of that Steering Committee member at any Steering Committee meeting on notice to the other Party at least five days before such Steering Committee meeting. Each Party shall bear its own costs for participation in the Steering Committee.

(d) The Steering Committee has only the powers specifically delegated to it by this Agreement and has no formal authority to act on behalf of any party in connection with any third party. Without limiting the foregoing, the Steering Committee has no authority to, and shall not purport to or attempt to: (i) negotiate agreements on behalf of any party; (ii) make representations or warranties on behalf of any party; (iii) waive rights of any party; (iv) extend credit on behalf of any party; (v) amend, modify, or waive compliance with this Agreement, or (vi) take or grant licenses of, transfer ownership, or otherwise encumber intellectual property on behalf of any party.

(e) When the Steering Committee recommends that Volition is ready to launch its LFT, then LFT shall be deemed to be included in this Agreement on an exclusive basis in the Field at POC, and Heska shall have an obligation to explore the commercial sale of Cartridges for LFT in those countries for which the Steering Committee recommends it is applicable within a reasonable period of time from such inclusion in this Agreement.

3. Intellectual Property.

3.1 License. Volition grants and Heska accepts on a:

(a) Cartridge-by-Cartridge basis, an exclusive (including as to Volition, but excluding Research Use Only sales of Volition), non-transferable license in the Field, without the right to sublicense, under the Licensed Rights to: (i) promote using the Collateral Material in compliance with this Agreement; and (ii) make, have made and distribute Cartridges directly or through Subcontractors to Veterinarians to perform Licensed Services using the relevant Cartridge; and

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(b) Kit-by-Kit basis, a non-exclusive, non-transferable license in the Field, without the right to sublicense, under the Licensed Rights to: (i) promote using the Collateral Material in compliance with this Agreement; (ii) distribute Kits directly or through Subcontractors who are Affiliates; and (iii) perform and have performed by Subcontractors, Licensed Services using the relevant Kit;

3.2 Options for New Biomarkers and New Tests. Volition grants to Heska the option to negotiate rights to New Biomarkers and New Tests as set forth in this Section 3.2 (each, an “Option”). Volition shall not enter into any contracts or negotiations with, or offer New Biomarkers or New Tests, to persons other than Heska without first complying with the terms and conditions set forth below:

(a) Volition shall promptly notify Heska in writing of each New Biomarker or New Test for which it is Ready To Commercialize in a given country in the Field (each an “Option Notice”).

(b) Upon receiving an Option Notice, the Parties will use their Reasonable Best Efforts to negotiate the Price of such New Biomarker or New Test by taking ([***] Heska shall promptly notify Volition in writing of each New Platform applicable to the Components, Cartridges or Tests for which Heska is Ready to Commercialize, and the Parties will use the same method above to determine the economics using the Target Economics as a guide, in connection therewith; provided, however, that if a New Platform [***]. For the avoidance of doubt, incremental direct manufacturing costs and direct gross margins will not take into account any costs or margins already accounted for in the current economics). If applicable, the Target Economics will be negotiated by the Parties in good faith not to exceed [***] from such notice of the New Biomarker, New Test or New Platform, provided that either Party may elect if reasonably justified to unilaterally extend this [***] period [***] by giving written notice to the other Party at least [***] prior to the end of such [***] period (collectively, the “Option Period”).

(c) If after the Option Period the Parties have failed to reach agreement on the Target Economics for a New Platform (if applicable), then Volition cannot offer its Components in the Field for that New Platform to a third party during the Term.

(d) If after the Option Period the Parties have failed to reach agreement on the Target Economics for a New Biomarker or a New Test, then for a period of [***] thereafter (“Negotiation Period”), Volition shall provide Heska the right to accept the complete economic terms which a third party is willing to accept (as evidenced by a non-binding term sheet, letter agreement or other equivalent writing) (the “Third Party Economic Terms”), which decision Heska shall make within [***] of receiving written notice from Volition of the Third Party Economic Terms (in such non-binding term sheet, letter agreement or other writing.

(e) If Volition changes or agrees to change the Third Party Economic Terms after delivering such terms to Heska regarding a potential transaction, Volition may not proceed with such other third party without first complying again with the above provisions so long as the Negotiation Period has not expired; provided however that if Volition provides Heska with the required written notice less than [***] prior to the end of the Negotiation Period, Heska will continue to have [***] to elect whether to accept the complete Third Party Economic Terms. Except for the foregoing, Volition has no further obligation to Heska regarding the subject matter of an Option.

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(f) Any New Test for which Heska exercises its Option and the Parties negotiate and agree upon the Target Economics or Third Party Economic Terms, as applicable, shall be exclusive to Heska for POC in the Field for Companion Animals and the terms of this Agreement applicable to Components shall apply to such New Test, as applicable. Upon Heska exercising an Option with respect to a New Test, and the Parties successful negotiation of the Target Economics or Heska’s acceptance of the Third Party Economic Terms, as applicable, then the definition of Field solely with respect to such New Test shall be deemed to be expanded to include all technology of such New Test.

3.3 Non-Cancer Indications and Diagnostic New Tests. Volition grants to Heska the option to negotiate rights to Non-Cancer Indications and Diagnostic New Tests exclusively for POC and non-exclusively for Central Laboratories as set forth in this Section 3.3 (the “Non-Cancer or Diagnostic New Test Option”). Volition shall not enter into any contracts or negotiations with, or offer Non-Cancer Indications or Diagnostic New Tests to, persons other than Heska without first complying with the terms and conditions set forth below:

(a) Volition shall promptly notify Heska in writing of each Non-Cancer Indication or Diagnostic New Test for which Volition is Ready to Commercialize (“Non-Cancer or Diagnostic New Test Option Notice”).

(b) Upon Heska receiving a Non-Cancer or Diagnostic New Test Option Notice, the Parties will use their Reasonable Best Efforts to negotiate a license and supply agreement for Companion Animals at POC. The period for such negotiation shall not exceed the longer of: (i) [***] from Heska’s receipt of the Non-Cancer or Diagnostic New Test Option Notice; or (ii) the date on which a peer reviewed paper evidencing clinical utility pertaining to such Non-Cancer Indication or Diagnostic New Test, as applicable, is accepted for publication in a Recognized Journal.

(c) If the Parties fail to reach agreement on the terms during such [***] period, then for a period of [***] thereafter (the “New Agreement Negotiation Period”), Volition shall provide Heska the right to accept the deal that a third party is willing to accept (as evidenced by a non-binding term sheet, letter agreement, or other equivalent writing) to accept (the “Third Party Deal Terms”), which decision Heska shall make within [***] of receiving written notice of the Third Party Deal Terms.

(d) If Volition changes or agrees to change the Third Party Deal Terms after delivering such terms to Heska regarding a potential transaction, Volition may not proceed with such other third party without first complying again with the above provisions so long as the New Agreement Negotiation Period has not expired; provided, however, that if Volition provides Heska with the required written notice less than [***] prior to the end of the Negotiation Period, Heska will continue to have [***] to elect whether to accept the terms. Except for the foregoing, Volition has no further obligation to Heska regarding the subject matter of a Non-Cancer Indication or Diagnostic New Test.

3.4 Technology Transfer & Training. Volition shall provide Heska with reasonable access to the Technical Information that is reasonably required by Heska to exercise its rights under this Agreement (which with respect to the initial Components and Kits, shall begin within thirty (30) days of the Effective Date).

(a) At Volition’s expense, Volition shall provide Heska and its employees and independent contractors with training (excluding the Heska Instrumentation) to: (i) perform and promote the Licensed Services, including training on the sales, use and reading of Tests, Components, Cartridges and Kits; and (ii) address frequently asked questions and technical/clinical support questions, for the purpose of enabling Heska and its employees and independent contractors to provide customer support for initial (“First Level”) inquiries.

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(b) Second level technical/clinical support (being inquiries that are not solved at the First Level) (“Second Level”) shall be provided by Heska employees and independent contractors, to the extent such employees and independent contractors have been appropriately trained by Volition. If Volition has not appropriately trained Heska’s employees and representatives with respect to such Second Level inquiries, then Volition shall, at its expense, provide Heska’s employees and independent contractors with the necessary training, as reasonably requested by Heska.

(c) For inquiries that remain unresolved after the Second Level, Volition or its delegee shall make Reasonable Best Efforts to provide third level (“Third Level”) support to Heska employees and independent contractors, as reasonably requested by Heska. All training and support are expected to be virtual and shall be limited to a reasonable number of hours. Should Third Level training and support be requested by Heska (excluding the Heska Instrumentation), Volition shall provide such support to Heska’s employees and independent contractors as requested by Heska, and Volition shall invoice Heska the hourly rate of such personnel. Heska shall pay all undisputed amounts of each such invoice within 30 days of receiving such invoice from Volition. Heska will train Subcontractors and Veterinarians in accordance with the training provided by Volition to Heska’s employees and independent contractors.

(d) Unless otherwise agreed, no other Technical Information shall be provided and Volition has no additional technology transfer or training obligation. For clarity, Volition is not required to disclose trade secrets even if included in the Licensed Rights, unless the Platform manufacturer or other party (including Heska) requires trade secrets in order for Heska to perform its obligations hereunder in which case Volition will make such disclosures directly thereto under separate agreement.

3.5 Excluded Rights. Unless expressly permitted by a separate written agreement between the Parties, Heska agrees to not practice or, have practiced by its subsidiaries, and agrees to instruct its Subcontractors and Veterinarians to not practice, the Licensed Rights outside of the Field or in any manner other than performing Licensed Services as expressly permitted in Section 3.1. Without limiting the generality of this Section 3.5, Heska shall not, and shall instruct its Subcontractors and Veterinarians to not: (a) provide the Components in and of themselves; (b) use the Kits in any POC facility; (c) provide the Licensed Services to any customer which is not a Permitted Customer; (d) permit the Cartridges to be resold other than by a Subcontractor or reused; or (e) use the Components, Cartridges, Kit or Tests for Diagnosis or, with respect to the Kits only, contrary to the IFU. Under no circumstances shall (i) Heska reverse engineer, or cause or support another person to reverse engineer, the Components (including in the Cartridges or Kits), the Kits, or Volition’s Confidential Information, (ii) Volition reverse engineer the Cartridges, or Heska’s Confidential Information.

3.6 Regulatory Status. Heska will coordinate with Volition as it selects countries outside the United States in which to distribute Cartridges for Licensed Services at the POC. Volition will make Reasonable Best Efforts to prepare the necessary data and apply to the applicable Regulatory Authority for the necessary regulatory authorizations for product approvals of the Components, Kits and Tests, and Heska will reimburse Volition’s reasonable and undisputed out-of-pocket expenses within 30 days’ receipt of each invoice; provided however, that each Party’s expenses pursuant to the succeeding two sentences will be the sole responsibility of such Party. Heska will prepare and apply to Regulatory Authorities, at Heska’s expense, for the necessary regulatory authorizations for the actual commercial sale of Kits, Components, New Biomarkers and New Tests and/or providing Licensed Services. Volition will prepare and apply to Regulatory Authorities, at Volition’s expense, for the necessary regulatory authorizations for the manufacturing, use and its sales to Heska (other than actual commercial sales, which will be the responsibility of Heska as set forth above) related to the Kits and Components. All regulatory authorizations shall be held in the name of the Party who secured such regulatory authorization, provided, however, for the avoidance of doubt, product approvals of the Kit and Components will be in Volition’s name. Heska acknowledges that no Approvals have been issued with respect to the Components and the Kits as of the Effective Date, and that accordingly Heska shall clarify in all its promotional material relating to the Components and Kits (and shall instruct its Subcontractors and Veterinarians to also clarify) that such items are only suitable for screening, testing and monitoring and not for Diagnosis. Heska shall not, and shall instruct its Subcontractor and Veterinarians to not: (a) promote the Components and/or the Kits and/or Tests as suitable for Diagnosis; (b) make any regulated label claims in relation to the Components and the Kits or Tests (other than those provided by Volition); or (c) apply for any regulatory authorizations, including Approvals anywhere in the world in relation to the Components and the Kits or the Tests.

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3.7 Reservation of Rights. Each Party reserves all rights, titles and interests not expressly granted hereunder. Nothing contained in this Agreement or a Party’s performance hereunder shall be construed as conferring, by implication, estoppel or otherwise, upon the other Party, any party in privity therewith, or any customer of any of the foregoing, any right, title or interest under any intellectual or tangible property right at any time. Nothing herein restricts Volition’s or its Affiliate’s ability to sell or otherwise distribute and provide: (a) Components for Research Use Only sales; or (b) Kits to third parties or perform and grant others the right to perform Licensed Services with respect to the Kits. Volition is responsible for the filing, prosecuting, registering, maintaining, defending and enforcing the Licensed Rights, as it sees fit, in its sole discretion and without expense to Heska. Heska shall reasonably cooperate if requested in connection therewith at Volition’s expense.

3.8 Subcontracting. Heska may elect to distribute through Subcontractors: (a) Cartridges to POC to have Licensed Services performed by Veterinarians; and (b) Kits to have Licensed Services performed by a Subcontractor. Heska shall: (i) provide prompt notice to Volition of each Subcontractor; (ii) instruct each Subcontractor to comply with the terms and conditions in this Agreement applicable to its distribution and/or use; and (iii) remain liable for Subcontractor’s compliance herewith such that any acts or omissions that would be a breach of this Agreement if done by Heska (provided Heska had solely those rights for which it is permitted to grant Subcontractors under this Section 3.8), will be a breach by such Subcontractor, and be deemed a breach by Heska hereof. Heska will consider in good faith not using any Subcontractor objected to in good faith by Volition’s representatives on the Steering Committee. If Volition determines, in good faith, that a Subcontractor has breached its obligations, then Heska will provide notice of such breach and terminate such engagement and/or agreement if the Subcontractor has failed to cure such breach during the period provided therefor in this Agreement if Heska would have had to cure.

3.9 Branding & Trademarks. Heska and those of its Subcontractors and Veterinarians whom Heska has permitted will be able to advertise itself as an authorized provider of the applicable Licensed Services. Heska intends but shall not be obligated to co-brand the Licensed Services so that each Cartridge, Kit and Licensed Service, and all Collateral Material feature an approved Trademark and approved Heska trademark, provided that such co-branding does not result in breach of this Agreement. Heska shall, and shall instruct its Subcontractors to, communicate clearly and effectively in the Collateral Material provided with the Cartridges, Kits and Tests, that such Cartridges, Kits and Tests are provided under license from Volition. Heska shall not, and shall instruct its Subcontractors and Veterinarians to not, make claims that are not approved by the Parties. Heska intends but shall not be obligated to promote the Licensed Services under the Trademarks, and where Heska does so, Heska shall, and shall instruct its Subcontractors and Veterinarians to, promote the Licensed Services under the Trademarks using solely the Collateral Materials provided by Heska which Collateral Materials must be consistent with Heska’s obligations hereunder. In relation to its use of the Trademarks, Heska shall, and shall instruct its Subcontractors and Veterinarians to, comply with the Trademark Use Provisions set out in Schedule D attached and incorporated herein by reference. Heska shall not use or exploit, and Heska shall instruct its Subcontractors or Veterinarians to not use or exploit, in any manner, any of the Trademarks, including all intangible rights, titles and interests evidenced thereby or embodied therein, including common law rights, designs, styles and logos, and the goodwill associated with any and all of the foregoing, except pursuant to the terms and conditions of this Agreement and in such manner and media as may be specified in Schedule D or in Volition’s Branding Guidelines. Heska shall maintain quality standards for all Licensed Services. Heska shall be responsible for the cost of any Collateral Material, including all translations of Collateral Material. Heska shall promote and use the Cartridges and Kits and perform the Tests in compliance with all Applicable Law and shall instruct its Subcontractors’ and Veterinarians’ to do the same. Heska agrees to take, and shall instruct its Subcontractors and Veterinarians take, any reasonable corrective actions requested by Volition to ensure compliance with this Section 3.9 and agrees not to continue to sell Kits or Cartridges thereto until such corrective actions are made. Where Heska does not either: (a) co-brand in compliance with the terms and conditions of this Agreement, or (b) voluntarily comply with the terms and conditions of this Agreement as if co-branding (excluding the use of any Trademarks), including to submit any Collateral Material to Volition for its review and comment prior to providing such Collateral Material to other persons, then Heska shall assume all responsibility for liabilities that could have mitigated had Heska followed the co-branding terms.

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3.10 Reputation & Stewardship. Heska and Volition shall use the highest level of care, skill and diligence in accordance with applicable best practices and maintain all licenses and consents required to perform their respective obligations or exercise their respective rights hereunder in the Field. Heska shall not, and shall not cause its Subcontractors or Veterinarians to, and shall instruct its Subcontractors and Veterinarians to not cause or knowingly become involved in any situation or occurrence, or do anything in relation to the Trademarks, which could, in Volition’s reasonable opinion, bring the Trademarks or Volition into public disrepute, contempt, scandal or ridicule, that shocks, insults or offends the community, or which could otherwise diminish or damage the goodwill attaching to the Trademarks, the business of Volition or any other trademarks or trade names of Volition. Volition and Heska shall, and Heska shall instruct its Subcontractors and Veterinarians to, not engage in any act of fraud, dishonesty or willful misconduct in connection with the performance of its obligations under this Agreement. If, in Volition’s reasonable opinion, Volition shall inform Heska in writing of the same and Heska is in breach of this Section 3.10, Volition may instruct Heska to immediately cease, the use and display of the Trademarks and remove all signs, furnishings, printed material, emblems, slogans or other distinguishing characteristics which may be connected with Volition or the Trademarks. If, in Volition’s reasonable opinion, a Subcontractor or Veterinarian is engaging in any act of fraud, dishonesty or willful misconduct with respect the transactions contemplated in this Agreement or has otherwise failed to act in accordance with this Section 3.10, Volition shall inform Heska in writing of the same and Heska shall use Reasonable Best Efforts to cooperate with Volition in protecting its Trademarks and agrees not to continue to sell Kits or Cartridges to a Subcontractor or Veterinarian until such corrective actions are made by such Subcontractor or Veterinarian to remove the non-compliance with this Section 3.10. REGARDLESS OF ANYTHING HEREIN TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL: (I) HESKA PROVIDE OR GIVE PERMISSION TO ANOTHER PERSON TO PROVIDE THE COMPONENTS OR CARTRIDGES OTHER THAN FOR LICENSED SERVICES; (II) HESKA (OTHER THAN DISTRIBUTING TO A SUBCONTRACTOR IN COMPLIANCE HEREWITH) SELL, AUTHORIZE THE SALE, DISTRIBUTE, TRANSFER OR OTHERWISE PROVIDE KITS TO ANY THIRD PARTY OR GIVE PERMISSION TO ANOTHER PERSON TO SO ACT; OR (III) HESKA MAKE OR GIVE PERMISSION TO ANOTHER PERSON TO MAKE ANY CHANGES TO THE KITS OR IFU. IF HESKA BECOMES AWARE THAT A PERSON, INCLUDING A VETERINARIAN OR SUBCONTRACTOR IS PROVIDING SERVICES, THAT IF PERFORMED IN COMPLIANCE WITH THIS AGREEMENT WOULD BE LICENSED SERVICES, WITH SUPPLIES PURCHASED FROM ANY ENTITY OTHER THAN VOLITION OR HESKA, THEN HESKA WILL PROMPTLY INFORM VOLITION OF THE SAME AND NOT SELL KITS OR CARTRIDGES TO SUCH PERSON UNTIL SUCH PERSON CEASES SUCH NON-COMPLIANCE.

3.11 Diligence. Heska shall, and shall require that its Subcontractors and Veterinarians, use Reasonable Best Efforts to diligently perform the Licensed Services in accordance with this Agreement and the IFU. For Kits, Cartridges and New Tests added to this Agreement after the Effective Date, Heska shall, either directly or through its Subcontractors, use Reasonable Best Efforts to diligently market and sell such Kits, Cartridges and New Tests in the Field, which among other things, shall include Heska including the Kits and Cartridges on Heska’s product lists and/or holding out the Kits and Cartridges for sale to third parties. Without limiting the foregoing, from time to time as a Party may request at reasonable intervals, Heska and Volition shall work together in good faith to create or amend a Marketing Plan. Each Marketing Plan shall include a sufficient dollar amount (as such amounts shall be agreed to by the Parties in the Marketing Plan) to be used for launching, and then supporting the Licensed Services, including market development, tradeshows, key opinion leader engagement activities, internal customer-facing training, internal lab training and implementation, internal lab operations and customer support system integration on operation. Subject to Section 3.4, Heska shall provide support to its and Subcontractors’ customers at its expense. Heska shall not, and shall instruct its Subcontractors and Veterinarians to not, do or omit to do anything which causes or would reasonably be expected to cause Volition to lose any license, authority, consent or permission on which it relies for the purposes of performing its obligations or granting the licenses or other rights hereunder. Volition shall not do or omit to do anything which causes or would reasonably be expected to cause Heska to lose any license, authority, consent or permission on which it relies for the purposes of performing its obligations hereunder. Heska shall, at reasonable intervals upon request, keep Volition updated regularly on the progress of the Licensed Services, and promptly raise and discuss with Volition any actual or anticipated problems or difficulties relating thereto. Upon written request of Volition at reasonable intervals, Heska shall provide progress reports on its then-current activities (including Heska’s performance as it relates to the current Marketing Plan) in a form mutually agreeable to the Parties and sufficient to evidence Heska’s compliance herewith, and any such reports shall be deemed Confidential Information of both Parties.

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3.12 Performance Data. Upon request from Volition on at least an annual basis or more frequently if agreed by the Steering Committee, Heska shall, and shall require that its Subcontractors, provide to Volition, and Heska hereby permits, and shall require that its Subcontractors permit, the irrevocable and fully paid-up use of anonymized data results from Test performance, to the extent such underlying information is available, for Volition’s internal research and development purposes to assist in continuous improvement of the Kit.

3.13 Product Changes. Volition shall give Heska reasonable advance notice of any material changes to the Components or Kits to enable Heska, and Heska will take such actions that are necessary or desirable to allow Heska to continue to provide the Licensed Services without interruption or degradation. Volition shall cooperate with Heska, at Heska’s request and expense, to provide updated Collateral Material and reasonable training if required to implement these changes.

4. Supply & Payment.

4.1 Components & Kits.

(a) During the Term, unless the Parties mutually agree otherwise, Heska agrees to buy from Volition or its Affiliates those requirements as described in Section 2.2(c) of the Components and Kits (as those terms are defined without the limitation to Volition and Heska), pursuant to the supply terms in Schedule E, attached and incorporated herein by reference, at the per Component and Kit prices set out in Schedule F, attached and incorporated herein by reference (“Price”). Price excludes all equipment, including Heska Instrumentation, needed to run the Test, all of which shall be the responsibility of Heska. Price is exclusive of shipping, VAT and sales tax, export/import duties, tariffs and the like, where applicable. Heska shall be responsible for all taxes, assessments, duties and other governmental fees of any nature whatsoever that are levied on the Components and Kits, including import taxes and duties levied by any Regulatory Authority.

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(b) During the Term, Volition shall use Reasonable Best Efforts to provide Sample Kits to Heska free of charge (and subject to the limited use as set forth in the definition of “Sample Kits) upon receiving written request from Heska for such Sample Kits from time to time. Volition shall supply such Sample Kits in amounts reasonably requested by Heska, and at times mutually agreed upon by the Parties.

(c) During the Term, Volition shall use commercially reasonable efforts to obtain for Heska’s benefit to use for purposes or validating Components, Cartridges, Platforms or New Tests, or Heska to obtain directly, in either case at no charge to Heska unless Heska so agrees, Samples from the same providers of Samples as previously provided by Volition to Heska or other providers of Samples mutually agreeable to the Parties (“Permitted Providers”), in such quantities as reasonably agreed by the Permitted Provider of Samples or Volition following a request in writing by Heska from time to time. The Parties acknowledge that Volition’s obligation under this Section 4.1(c) does not require Volition to pay any amounts to Permitted Providers in connection with obtaining the Samples or require Samples to be provided if the providers of the same do not agree to do so.

4.2 Commercially Sustainable. Beginning the January 1, 2025, Price for Components and Kits shall be increased annually in accordance with Schedule F. If a Party, in its good faith, has determined that this Agreement has not been Commercially Sustainable for such Party for a period of [***].

4.3 Reserved.

4.4 Milestone Payments. Heska shall pay Volition up to $28,000,000 in milestone payments as follows upon the achievement of the following:

(a) $10,000,000 no later than two (2) business days after the Effective Date. This payment enables and Volition shall provide to Heska the lowest band price on Kits that Volition makes available to third parties (“Kit Pricing”) and Heska desires to add pursuant to the terms of this Agreement;

(b) $6,500,000 upon the earlier of: (i) the first commercial sale by or on behalf of Heska of a Cartridge usable on a Platform for screening of canine lymphoma and hemangiosarcoma in the POC setting; or (ii) December 31, 2024 (or if such first commercial sale has not been achieved by such date due to (A) a Force Majeure Event, (B) Volition’s breach of this Agreement that prevents Heska from validating Components and Kits, or (C) Heska not receiving sufficient Sample Kits and Samples to validate the Components and Kits (“Tolling Period Events”)), then the first date after December 31, 2024 on which such Tolling Period Events no longer exists; provided, however, [***];

(c) $6,500,000 upon the earlier of: (i) first commercial sale by or on behalf of Heska of a Cartridge usable on a Platform for monitoring of canine lymphoma and hemangiosarcoma in the POC setting; or (ii) December 31, 2024 (or if such first commercial sale has not been achieved by such date due to Tolling Period Events, then the first date after December 31, 2024 on which such Tolling Period Events no longer exists; provided, however, that if Heska demonstrates that despite its Reasonable Best Efforts the Cartridge will not perform on a Platform, then Heska may elect to either terminate this Agreement, or pay the $6,500,000 contemplated in this Section 4.4(c) for an Extension; and

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(d) $5,000,000 upon the earlier of: (i) first commercial sale by or on behalf of Heska of a Cartridge usable on Heska’s Platform for screening or monitoring of lymphoma in felines; or (ii) the 9-month anniversary of the first peer reviewed paper evidencing clinical utility for the screening or monitoring of lymphoma in felines being published in a Recognized Journal.

Each milestone and corresponding milestone payment may only be achieved once. If an Extension applies to a particular milestone payment(s) above, Heska must achieve the applicable first commercial sale by the end of the Extension. If Heska fails to achieve a first commercial sale by the end of an Extension Period, then Volition may terminate this Agreement in whole or part immediately by providing written notice to Heska. Termination of this Agreement is Volition’s sole and exclusive right with respect to Heska failing to achieve a first commercial sale as contemplated above.

4.5 Conditions of Payment. Heska shall pay all undisputed invoiced amounts to Volition in United States dollars, within 30 days of the applicable invoice being received by Heska, to the bank account specified in such invoice. All payments under this Agreement are non-refundable and non-creditable and made without right to off-set. Late payments shall bear interest at a rate of 1.5% per month or the maximum amount permitted by law. The interest shall be calculated on the overdue sum from the due date until payment, whether before or after judgment, and shall accrue each day during the period at the rate stated above. Acceptance of late payments does not negate or waive any other right or remedy to which Volition may be entitled.

4.6 Records. The Parties shall keep and maintain (and Heska shall require all of its Subcontractors to keep and maintain) complete, accurate and continuous records regarding any activities and/or payments relating to this Agreement for the longer of (a) three years following the end of the calendar year to which they pertain, or (b) the period required by Applicable Law, including records of: (i) inquiries received in relation to Licensed Services; (ii) complaints relating to the Licensed Services; and (iii) other records reasonably requested by the other Party.

4.7 Audit. For so long as records are legally required to be kept in connection with the activities under this Agreement, either Party or its representative may, upon reasonable but not less than 15 days written notice, and at such Party’s sole expense, during normal business hours, audit and copy the records kept by the other Party and Subcontractors at the source where such records are kept. Neither Party may exercise this right more than once in any calendar year unless such Party determines in good faith that a breach of this Agreement has occurred and has provided the other Party with notice of such breach. All information and materials made available to or otherwise obtained or prepared in connection with such audit will be deemed the audited Party’s Confidential Information.

4.8 Notices. All notices provided under this Agreement shall be in writing, sent to the Party at its address above or email address below, or as otherwise designated by the Party in accordance with this provision, and shall be deemed duly given or made: (a) on the date received in person; (b) on the date sent by email to the address specified below, if confirmation of delivery is received; or (c) three days after deposit with an internationally recognized carrier for overnight delivery service with charges prepaid.

If to Volition:	Email address: [***]

If to Heska:	Email address: [***]

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5. Confidentiality.

5.1 Treatment of Confidential Information. The Parties agree that the CDA terminates on the Effective Date without the need for a further writing, and all Confidential Information, including that which was shared thereunder, shall be governed by this Agreement. Subject to the other provisions of this Section 5 and Section 8.6, Receiving Party shall not disclose, use, or otherwise provide access to Confidential Information during or for five years after the Term; provided, however, that with respect to Confidential Information identified as a trade secret by a disclosing Party, such obligations survive the Term and continue until such Confidential Information is no longer a trade secret under Applicable Law, other than due to a breach of this Agreement. No Party is obligated to disclose or receive the other’s Confidential Information that is a trade secret and shall be given prior notice of such disclosure occurring. Receiving Party agrees to maintain all Confidential Information using at least the same degree of care it employs to protect its own similarly valuable confidential information, and in no event less than a reasonable standard of care.

5.2 Right to Disclose.

(a) To the extent it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, Receiving Party may disclose Confidential Information on the condition that the Party to whom Receiving Party provides the Confidential Information has agreed: (i) to maintain Confidential Information for at least as long as and to the same extent as Receiving Party is required; and (ii) is permitted to use the Confidential Information only to the extent Receiving Party is entitled to use the Confidential Information. In no event shall Heska or anyone receiving Confidential Information from Heska use Volition’s Confidential Information in any manner detrimental to Volition, its Affiliates or their respective rights.

(b) If Receiving Party is required by law, regulation (including stock exchange rule, court order or legal process) to disclose any of the Confidential Information, then it may do so provided that it has, if permitted by law, promptly notified the Disclosing Party of its intent to make such disclosure. Receiving Party shall use its Reasonable Best Efforts to assist the Disclosing Party, at Disclosing Party’s sole cost and expense, in seeking to obtain a protective order or confidential treatment, if requested in writing by Disclosing Party.

5.3 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the Disclosing Party upon unauthorized disclosure, use of, or access to Confidential Information, the Parties hereby agree that monetary damages would not be a sufficient remedy for any breach or threatened breach of this Section 5, and, therefore, in addition to and not in lieu of any other remedies, Disclosing Party may seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 5 in any competent jurisdiction and without showing actual monetary damages in connection with such remedy.

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6. Representations, Warranties, Covenants and Disclaimers.

6.1 Mutual Statements. Each Party represents and warrants that: (a) it is an entity duly organized, validly existing, and in good standing in the jurisdiction of its formation; (b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for the purposes of this Agreement; (c) it has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder; (d) when executed and delivered by each of Party this Agreement will constitute the legal, valid, and binding obligation of each Party, enforceable against the other Party in accordance with its terms; (e) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute, deliver and perform this valid and binding agreement in accordance with the terms and conditions herein; and (f) it shall comply and require, with respect to Volition, its subcontractors performing Volition’s obligations hereunder, and with respect to Heska its Subcontractors, to comply with those Applicable Laws regarding its performance under this Agreement, including data protection laws, health and safety, export control laws, anti-bribery laws and anti-corruption and not engage in any activity, practice or conduct which would constitute such an offence under any such Applicable Laws. Heska shall inform its Subcontractors, and Volition shall inform its subcontractors performing Volition’s obligations hereunder, of any reasonable anti-bribery policy of the other Party that such Party receives in writing form the other Party. Volition additionally makes product warranties solely in Schedule E, and for clarity not under this Section 6.1.

6.2 Representations, Warranties and Covenants of Volition. Volition represents, warrants, and covenants to Heska that: (a) it has the full right, power, and authority to grant the rights and licenses granted under this Agreement, and as of the Effective Date to perform its obligations under this Agreement; (b) no claim, lien, or action exists or is threatened against Volition as of the Effective Date that would interfere with Heska’s or its Subcontractors and Veterinarians use or sale of the Components or Kits, Volition’s intellectual property licensed to Heska hereunder, or Volition’s Confidential Information; (c) it has, as of the Effective Date, the right to grant the licenses as it grants them in Section 3; (d) it has not and, subject to Section 8.4(b), will not grant any license in conflict with the licenses as it granted them in Section 3; (e) the Kits and the Components are not subject to Volition’s knowledge, as of the date hereof, to any Approvals in the United States for screening; (f) [***], including any disclosure requirements of the United States Patent and Trademark Office and any foreign patent office, and has timely paid all filing and renewal fees payable with respect thereto as of the Effective Date; and (g) as of the Effective Date: (i) [***] (including any interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability proceedings before the United States Patent and Trademark Office or any foreign patent office), and (ii) it has no knowledge [***].

6.3 Representations, Warranties and Covenants of Heska. Heska represents, warrants and covenants to Volition that: (a) it has the full right, power, and authority to commit its Affiliates to comply with the obligations under this Agreement, and as of the Effective Date to perform its obligations under this Agreement; and (b) no claim, lien, or action exists or is threatened against Heska as of the Effective Date that would interfere with Heska’s or its Subcontractors’ and Veterinarians’ use or sale of the Cartridges, Kits, New Tests or Platforms, Heska’s intellectual property necessary to perform its obligations hereunder, or Heska’s Confidential Information.

6.4 Disclaimers. EXCEPT AS SET FORTH IN SECTION 6.1 (INCLUDING SCHEDULE E) AND SECTIONS 6.2 AND 6.3, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY AND EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING THE UNIFORM COMMERCIAL CODE, THE CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE, WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE LICENSED RIGHTS, THAT ANY PATENT SHALL ISSUE BASED UPON ANY OF THE PENDING PATENT RIGHTS, THAT THE LICENSED SERVICES OR COLLATERAL MATERIAL SHALL NOT INFRINGE INTELLECTUAL PROPERTY RIGHTS AND THAT AN EXPORT CONTROL LICENSE IS REQUIRED, OR THAT IF REQUIRED, IT SHALL BE ISSUED. UNLESS PROHIBITED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS AND USE, PROVIDED NOTHING IN THE FOREGOING SHALL LIMIT A PARTY’S REMEDIES OR ABILITY TO RECOVER DAMAGES, INCLUDING INCREASED DAMAGES FOR WILLFUL INFRINGEMENT OR MISAPPROPRIATION OF TRADE SECRETS, IN THE EVENT IT ASSERTS INTELLECTUAL PROPERTY RIGHTS.

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6.5 Liability Cap. NOTHING IN THIS AGREEMENT LIMITS ANY LIABILITY WHICH CANNOT LEGALLY BE LIMITED, INCLUDING DEATH OR PERSONAL INJURY CAUSED BY NEGLIGENCE, FRAUD, OR FRAUDULENT MISREPRESENTATION. SUBJECT TO THE FOREGOING, EACH PARTY’S TOTAL AND AGGREGATE LIABILITY TO THE OTHER PARTY FOR ALL LOSS OR DAMAGE SHALL NOT EXCEED $[***] (“LIABILITY CAP”). NOTWITHSTANDING THE ABOVE, THIS LIABILITY CAP SHALL NOT APPLY TO FRAUD, OR FRAUDULENT MISREPRESENTATION OR ANY LIABILITY ARISING UNDER [***].

7. Indemnification and Insurance.

7.1 Indemnification.

(a) Volition shall indemnify, hold harmless, and defend Heska, its Affiliates, and their respective officers, directors, employees, representatives, independent contractors and agents (“Heska Indemnitees”) from and against any and all third party claims, losses, damages and/or liability of whatsoever kind or nature, as well as all costs and expenses, including reasonable attorneys’ fees and court costs (“Losses”) which arise or may arise at any time out of or relating to: (i) Volition’s act or omission of gross negligence or willful misconduct relating to this Agreement; (ii) any material breach of [***]; (iii) any material breach of [***]; (iv) claims against any Heska Indemnitee alleging that Kits or Components, in and of themselves, infringe any valid and enforceable intellectual property right of another person who is not a Heska Indemnitee, or (v) [***]; provided, however, that in no event shall Volition have the foregoing indemnification obligation with respect to Losses that (A) arise solely from Heska’s material breach of this Agreement, or (B) are ascribed to the items for which Heska provides indemnification in Section 7.1(b).

Further, if Losses arise related to an infringement claim under clause (iv) above, in addition to Heska’s other remedies under this Agreement, Volition shall, at its own expense, exercise one of the following at as determined by Volition in its reasonable discretion: (A) obtain for Heska the right to continue to purchase Components and Kits from Volition or its Affiliates consistent with this Agreement; (B) modify the Kits and Components so they are non-infringing and in compliance with this Agreement; or (C) at Heska’s discretion, replace any Kits and Components with non-infringing ones that comply with this Agreement, or accept the cancellation and return (at Volitions’ expense) of any infringing Kits and Components without Heska having any cancellation liability, and refund to Heska any amount paid for such infringing Kits and Components. Notwithstanding anything to the contrary herein, Volition is not required to supply and Heska shall not be obligated to buy infringing goods or goods with infringing uses, and Volition shall not be in breach or non-fulfillment of any representation, warranty or covenant if it ceases to provide Kits and Components as a result thereof; provided, however, that in such case, nothing in this Agreement shall prevent Heska from obtaining products similar to the Kits and Components (as those terms are defined without the limitation to Volition and Heska) from other persons, until such time that Volition notifies Heska in writing that it is again able to supply such items to Heska on a non-infringing basis, and Heska’s purchase of such items from other persons will not be a breach of any of its obligations under this Agreement.

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(b) Heska shall indemnify, hold harmless, and defend Volition, its Affiliates, and their respective officers, directors, employees, representatives, independent contractors and agents (“Volition Indemnitees”) from and against any and all Losses which arise or may arise at any time out of or relating to: (i) any material breach of [***]; (ii) any material breach of [***]; (iii) Heska’s and its Subcontractors’ (A) promotion, provision or distribution of Cartridges, Kits and/or (B) performance of Licensed Services or other exercise of any rights granted herein; (iv) product liability relating to the design, manufacturing or production of Cartridges (but excluding the Components), and Platforms; (v) claims against any Volition Indemnitee alleging that the Cartridges or the Platform, in and of themselves or their manufacture or use, infringe any valid and enforceable intellectual property right of another person who is not a Volition Indemnitee; (vi) any loss of goodwill in the Trademarks or Volition’s other trademarks, names and/or trade dress in connection with any of the foregoing; and/or (vii) any act or omission of gross negligence or willful misconduct by Heska and/or its Subcontractors or Veterinarians (but with respect to a Veterinarian, only if such Veterinarian, pursuant to an agreement with Heska, indemnifies Heska for such Veterinarian’s act or omission) relating to this Agreement; provided, however, then in no event shall Heska have the foregoing indemnification obligation with respect to Losses that (A) arise solely from Volition’s material breach of this Agreement, or (B) are ascribed to the items for which Volition provides indemnification in Section 7.1(a).

(c) The indemnifying Party shall not settle or compromise any claim or allegation hereunder in a manner that imposes any material obligation on, or makes any admission of fault by: (i) Heska Indemnitees; or (ii) Volition Indemnitees, in each case without the written consent of the applicable indemnified Party, including compromising the validity or enforceability of Licensed Rights. Heska Indemnitees and Volition Indemnitees, as applicable, shall cooperate as reasonably requested, at the expense of the applicable indemnifying Party, in the defense of the action.

7.2 Insurance. Each Party (and in the case of Heska, its Affiliates who are Subcontractors) shall continuously maintain at its own expense sufficient insurance levels throughout the Term and beyond to ensure its obligations under this Agreement and shall provide evidence of adequate insurance coverage upon request, including that each shall have and maintain general liability insurance coverage during the Term and thereafter that: (a) has policy limits of no less than $5,000,000 per occurrence for bodily injury and property damage and $5,000,000 in aggregate limits of liability; (b) names the other Party and its Affiliates as additional insureds; and (c) is primary over any other potentially applicable insurance. Upon request, each Party shall provide a certificate(s) of insurance evidencing such insurance coverage.

8. Term and Termination.

8.1 Term.

(a) The term of this Agreement shall begin on the Effective Date and, unless earlier terminated pursuant to the express terms of this Agreement, continues thereafter (i) with respect to Licensed Services performed with a Cartridge, for 22 years from the Effective Date (“POC Term”); and (ii) with respect to Licensed Services performed with a Kit, for five years from the Effective Date (“Kit Term”); provided that after each year of the Kit Term and each year thereafter, until the expiration or termination of the POC Term, the Kit Term shall automatically renew on a rolling basis for successive one-year periods so long as the POC Term has not expired or terminated. For avoidance of doubt, the term contemplated by clause (ii) shall be automatically terminated upon the expiration of the POC Term. The Kit Term, together with the POC Term are referred to herein, collectively and separately as applicable, the “Term”. The term for New Tests shall be the same term as set forth above in clause (i), unless otherwise agreed to by the Parties in writing.

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(b) Notwithstanding the above, either Party may decline to have the Kit Term renew on a rolling basis for consecutive one-year periods as contemplated in clause (ii) of Section 8.1(a) above by providing written notice thereof to the other Party at least 60 days prior to the end of the then-current year of the Kit Term. For avoidance of doubt, if no Annual Minimum Payment is due and owing, then Volition will not have the right to provide the notice contemplated above.

8.2 Tail Period. Notwithstanding the above provisions of Section 8.1, after the expiration or termination of this Agreement and/or the POC Term, Heska will have the non-exclusive right to continue to purchase Kits and Components for Heska’s then-current Veterinarians and Subcontractors contractually performing Licensed Services at such Prices to be the then-current market price; provided, however, that all times Volition shall provide Heska the lowest pricing offered to a third party with respect to such items, for a period of [***] from the date of such expiration or termination, unless otherwise agreed to by the Parties in writing. In connection therewith, but subject to the other provisions of this Section 8.2, the terms and conditions of this Agreement, that by their nature prescribe continuing rights and obligations, shall survive.

8.3 Termination by the Parties. A Party may terminate this Agreement if the other Party: (a) commits a material breach and fails to remedy such breach within 30 days after receiving written notice (as maybe extended with written agreement from the non-breaching Party to a reasonable longer period if reasonably required to remedy the breach); or (b), if unless prohibited by Applicable Law, the other Party (i) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, (ii) makes or seeks to make a general assignment for the benefit of its creditors, or (iii) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business (“Insolvency Event”). Heska may terminate this Agreement in accordance with the termination rights in Section 4.4.

8.4 Termination by Volition.

(a) Termination of Agreement. Volition may terminate this Agreement upon written notice if Heska brings any action or proceeding against Volition, unless such action or proceeding is for an uncured breach of this Agreement by Volition or otherwise relates to or arises out of this Agreement.

(b) Suspension or Termination of License. Without limiting other rights and remedies of Volition, in the event of:

(i) an uncured material breach by Heska (or Subcontractors that are Affiliates) of its obligations under this Agreement, then the intellectual property license granted by Volition hereunder shall be automatically suspended for the duration of such uncured material breach in a scope that is commensurate with the uncured breach, and, for avoidance of doubt, such license shall be fully restored upon cure, with the effective time of such cure being deemed to be the date immediately prior to such material breach being cured;

(ii) failure by a Subcontractor (other than one that is an Affiliate of Heska) or Veterinarian to comply with its obligations under this Agreement, then any license of intellectual property of Volition, as extended to such non-compliant Subcontractor or Veterinarian, shall be automatically suspended with respect thereto for the duration of such failure to comply in a scope that is commensurate with such failure to comply, and for avoidance of doubt such license shall be fully restored upon compliance, with the effective time of such compliance being deemed to be the date immediately prior to such non-compliance;

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(iii) [***] material breaches by Heska (or Subcontractors that are Affiliates) of its obligations under this Agreement, then even if such breaches have been fully cured, Volition may elect to terminate the intellectual property licenses granted hereunder to a scope that is commensurate with the breaches; or

(iv) [***] material failures of a Subcontractor (other than one that is an Affiliate of Heska) or Veterinarian to comply with its obligations under this Agreement, then Volition may elect to terminate, with respect to such non-compliant Subcontractor or Veterinarian, any license of intellectual property of Volition extended thereto in scope that is commensurate with such failures to comply.

8.5 Terminal Payment. If this Agreement expires or terminates before any earned, due and owing payment has actually been paid by Heska to Volition, then Heska shall immediately submit a payment to Volition for such earned, due and owing amounts. For avoidance of doubt, Heska shall have no obligation to Volition for any amounts that have not been earned, or which are not due or owing at the time of such expiration or termination.

8.6 Surviving Rights and Obligations. The termination or expiration of this Agreement does not relieve either Party of its rights and obligations that have previously accrued. Terms and conditions of this Agreement, that by their nature prescribe continuing rights and obligations, shall survive the termination or expiration of this Agreement. Upon the earlier of termination or expiration of this Agreement, all rights granted immediately revert to Volition and Heska agrees not to practice or have practiced by its subsidiaries, and agrees to instruct its Subcontractors and Veterinarians to not practice, the Licensed Rights. Upon Volition’s election to terminate the intellectual property licenses granted hereunder in a scope that is commensurate with the breaches pursuant to Section 8.4(b)(iii), such rights granted immediately revert to Volition and Heska agrees not to practice or have practiced by subsidiaries, and agrees to instruct its Subcontractors and Veterinarians to not practice, the Licensed Rights in such terminated scope. Upon Volition’s election to terminate the intellectual property licenses granted hereunder in a scope that is commensurate with the failures of a Subcontractor (other than one that is an Affiliate of Heska) or Veterinarian to comply with its obligations under this Agreement pursuant to Section 8.4(b)(iv), Heska agrees to instruct its Subcontractor (other than one that is an Affiliate of Heska) or Veterinarian not to practice the Licensed Rights under the terminated scope. All Confidential Information of a Disclosing Party shall be returned to the Receiving Party or destruction certified, at the Disclosing Party’s election, provided that the Receiving Party shall be permitted to retain one copy of the Confidential Information in its legal function in order to verify its compliance hereunder and electronic records maintained for archival purposes need not be destroyed but shall remain subject to the terms and conditions of this Agreement; provided, however, that a Receiving Party’s obligations with respect to Confidential Information shall survive so long as such Receiving Party retains such copy.

8.7 Effect of Volition Insolvency Event. Without making or implying any applicability of the Code to Volition, its Affiliates or the Licensed Rights, and preserving the right to dispute such applicability, if such Code applies, then to the extent permitted by Applicable Law, the Parties agree that: (a) all Patent Rights and trade secrets in Technical Information licensed by Volition under this Agreement are deemed to be rights and licenses to “intellectual property” and the Kits and Components to which Heska is granted access hereunder are “embodiments” of such “intellectual property”, as such terms are used in and interpreted under section 365(n) of the United States Bankruptcy Code (the “Code”); (b) Heska shall have all rights, elections, and protections under the Code; and (c) without limiting the generality of the foregoing, Volition acknowledges and agrees that, if Volition or its estate becomes subject to any Insolvency Event or similar proceeding, then subject to Heska’s rights of election under section 365(n), all rights, licenses, and privileges granted to Heska under this Agreement will continue subject to the respective terms and conditions hereof, and if so, will not be affected, even by Volition’s rejection of this Agreement.

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9. Dispute Resolution.

9.1 Generally. In any dispute arising out of or relating to this Agreement and without limiting Section 9.3 and other than the Price process set forth in Section 4.2 (which is addressed in Section 9.2 below), the first recourse of the Parties shall be to attempt to amicably resolve the dispute with sufficiently authorized members of each Party. A Party asserting the existence of a dispute shall provide the other Party with a written notice thereof, including a statement of the facts and copies of such documents as that Party believes are relevant to the dispute. Within ten days of receipt of the written notice, the Receiving Party shall provide a written response, including a statement of the facts and copies of such documents as the Receiving Party believes are relevant to the dispute. Within ten days after delivery of the response the Parties’ representatives shall meet and attempt to amicably resolve the dispute at the location of the Receiving Party unless otherwise agreed. If the Parties are unable to resolve the dispute as set forth in this Section 9.1, the Parties will then have the right to exercise the remedies set forth herein or at law.

9.2 Price. If the Parties fail to agree on Price pursuant to Section 4.2 before expiration of the Option Period, then the Parties shall engage a mutually agreeable internationally recognized firm of independent certified public accountants other than Heska’s or Volition accountants or an impartial financial expert experienced in pricing matters, or if the Parties fail to agree within a reasonable period of time, the International Institute of Conflict Prevention and Resolution will appoint an expert (the “Expert”) who, acting as expert, shall resolve the Price using the definition “Viable Economics”, and each Party shall provide such Expert its determination of the appropriate Price and all inputs used to arrive at such determination of such Price as detailed in Section 4.2. In all events, this process should be brief and reasonable as determined by the Expert and the Expert’s determination of the applicable Price shall be within the range of Prices determined by the Parties and delivered to the Expert as contemplated in the immediately prior sentence. The Parties shall cause the Expert to enter into a mutually agreeable confidentiality agreement. The Expert shall make a determination as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after its engagement, and its resolution of the Price shall be conclusive and binding upon the Parties without the requirement of a further writing to amend this Agreement accordingly; provided that the Parties shall cause Schedule F to be amended to reflect the Expert’s decision. A failure to comply with the determination of the Expert is a material breach of this Agreement. The Parties will each be responsible for and pay the costs of the Expert as determined by the Expert.

9.3 No Waiver. By agreeing to amicable resolution, neither Party is waiving its right to seek and obtain specific performance, injunctive relief or any other equitable remedy that may be available. The Parties agree that the Parties’ sole remedy with respect to solely the Price matter (as contemplated in Section 4.2 and Section 9.2) is the Expert process contemplated above in Section 9.2, and each Party acknowledges that it is waiving any other rights it may have in connection therewith, including specific performance, injunctive relief or any other equitable remedy. For clarity the Price matter does not pertain to a Party’s intellectual property and there is no waiver of any rights a Party may have in connection therewith.

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10. Miscellaneous Provisions.

10.1 Governing Law and Venue. This Agreement shall be governed by the laws of the state of Delaware, without regard to any choice-of-law provisions. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against any other Party in any way arising from or relating to this Agreement and all contemplated transactions, including, contract, equity, tort, fraud, and statutory claims, in any forum other than United States District Court for the District of Delaware or, if such court does not have subject matter jurisdiction, the courts of the State of Delaware, and any appellate court from any thereof unless such action cannot, by law, be brought in such venue. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in United States District Court for the District of Delaware or, if such court does not have subject matter jurisdiction, the courts of the State of Delaware. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The prevailing Party or Parties may seek reimbursement of documented reasonable attorneys’ fees in connection with an action under this Section 10.1.

10.2 Severability. The provisions of this Agreement are severable, and if any provision is determined to be invalid or unenforceable in a given jurisdiction, such invalidity or non-enforceability shall not in any way affect the validity and enforceability of the remaining provisions or the validity or enforceability of those provisions in any other jurisdiction. Any invalid or unenforceable provision shall be reformed promptly by the Parties to effectuate their intent as evidenced on the Effective Date. This provision shall also apply to unintended omissions.

10.3 Assignment. This Agreement is personal to the Parties and other than as provided herein no delegation of a Party’s obligations will be made. Neither Party may assign or otherwise transfer this Agreement, without the prior written consent of the other Party; provided, however, that in the event of a sale of all or substantially all of the assets of a Party (which assets must include this Agreement and any other agreement executed by the Parties in connection with Section 3.3), the consent of the other Party will not be required. The Parties shall immediately notify each other in the event of any pending change of control. Any purported assignment in violation of this Section 10.3 or other transfer or conveyance in contravention with the terms and conditions of the Agreement shall be null and void. No assignment shall relieve the assigning Party of any of its obligations hereunder unless the non-assigning Party enters into a novation releasing the assigning Party of its obligation under this Agreement. This Agreement shall be binding on the Parties and their respective permitted successors and assigns and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.4 No Third Party Beneficiaries. The representations, warranties, covenants and undertakings contained in this Agreement are for the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights on any third party.

10.5 Use of Names and Publicity.

(a) Without limiting other rights available under trademark law, and except as expressly provided herein, neither Party shall use the names or trademarks of the other Party or any adaptation thereof in any advertising or publicity without obtaining the prior written consent of the other in each separate case. The Parties may state that Heska and any Subcontractor is a distributor or provider of Licensed Services, as applicable, in the Field. Volition and Heska shall issue a joint press release promptly to announce the execution of this Agreement.

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(b) Without limiting Section 5, neither Party nor any of its Affiliates or representatives shall (orally or in writing) publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other Party (which shall not be unreasonably withheld, conditioned or delayed), except if and to the extent that such Party (based on the reasonable advice of counsel) is required to make any public disclosure or filing (“Required Disclosure”) regarding the subject matter of this Agreement (i) by applicable Law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its Affiliates are listed or traded, or (iii) in connection with enforcing its rights under this Agreement. In each case pursuant to clauses (i) or (ii) of this Section 10.5(b), the Party making any Required Disclosure shall consult with the other Party regarding the substance of the Required Disclosure and provide the other Party a reasonable opportunity (taking into account any legally mandated time constraints) to review and comment on the content of the Required Disclosure prior to its publication or filing. Without limitation of the foregoing, the Parties shall issue a joint press release in form and substance reasonably acceptable to each Party as promptly as practicable following the full execution and delivery of this Agreement. Each Party shall be liable for any failure of its Affiliates or representatives to comply with the restrictions set forth under this Section 10.5(b).

10.6 Independent Contractors. Nothing in this Agreement shall be interpreted as placing the Parties in an employment, partnership, joint venture or agency relationship and neither Party shall have the right or authority to obligate or bind the other Party on its behalf. Heska shall not represent itself to the contrary or otherwise in any manner inconsistent with the terms and conditions of this Agreement.

10.7 Registration of Licenses. The Parties agree to register and give required notice concerning this Agreement, at their respective expense, in each country where an obligation exists under law with respect to such Parties’ respective obligations hereunder to so register.

10.8 Force Majeure. If and to the extent that a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by a Force Majeure Event, then the non-performing, hindered or delayed Party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues; provided, that such Party continues to use Reasonable Best Efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. Notwithstanding the preceding sentence, if the Force Majeure Event continues for a period of more than 6 months, either Party may terminate this Agreement by giving the other Party 30 days’ prior written notice. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall promptly notify the other Party in writing of the occurrence of a Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.

10.9 Entire Agreement. This Agreement, including all Schedules, constitutes the entire agreement between the Parties with respect to the subject matter. Any amendment to this Agreement must be in writing and signed by both Parties unless otherwise provided herein for Volition or Heska to update Schedules upon the provision of written notice hereunder. The delay or failure to assert a right or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver, or excuse a similar or subsequent failure to perform any such term or condition. A valid waiver must be executed in writing and signed by the Party granting the waiver. Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be strictly construed against the drafter.

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The Parties execute this valid and binding agreement in one or more counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instrument or by electronic signature which shall be given the effect of an original signature upon receipt by the other Party.

[Signature page to follow]

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Belgian Volition SRL		Heska Corporation

By:	/s/ Cameron Reynolds	By:	/s/ Kevin Wilson

Name:	Cameron Reynolds	Name:	Kevin Wilson

Title:	Director	Title:	President and Chief Executive Officer

Date:	27 March 2022	Date:	March 28, 2022

ACKNOWLEDGED BY:

Volition Veterinary Diagnostics Development LLC

By:	/s/ Dr. Tom Butera

Name:	Tom Butera

Title:	Chief Executive Officer

Date:	3/27/2022

[Signature Page to

Master License and Product Supply Agreement]

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SCHEDULE A

[***]

SCHEDULE B

Subcontractors

[***]

SCHEDULE C

Trademarks

[***]

SCHEDULE D

Terms for Trademark Use

[***]

SCHEDULE E

Supply Terms

[***]

SCHEDULE F

 [***]

SCHEDULE G

IFU

[***]

SCHEDULE H

VOLITION BRANDING GUIDELINES

[***]